Exhibit 99.1

Athenex Announces Appointment of Jordan S. Kanfer

to Board of Directors

Jordan Kanfer to replace SongYi Zhang, J.D., who is stepping down

BUFFALO, N.Y., March 29, 2019 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the appointment of Jordan S. Kanfer, Managing Director, Convertible and Equity Research at Opti Capital Management, to its Board of Directors, effective April 1, 2019. Mr. Kanfer will replace SongYi Zhang, J.D., who is stepping down.

“Jordan will be a tremendous asset to our Board. As an experienced global fund manager and life sciences investor he has a broad understanding of the investment community and global healthcare market,” said Dr. Johnson Lau, Chairman and Chief Executive Officer of Athenex. “Additionally, Jordan has demonstrated exceptional leadership qualities in building teams and overseeing operations as a consultant and at medical centers and laboratories. We look forward to his contributions as we continue progressing as a public company.”

Mr. Kanfer stated, “I am honored to join the Board of Directors for Athenex, an innovative anti-cancer company pioneering the way for oral chemotherapy. With the global market for cancer treatments expected to reach $150 billion next year and the current treatment methods unable to meet the demands of cancer and precancerous patients seeking varied therapeutic options, I am eager to collaborate with this dynamic team as it realizes its goal of bringing its innovative therapies to market.”

Jordan Kanfer is a Managing Director, Convertible and Equity Research at Opti Capital Management, where he is responsible for all aspects of healthcare investing for both credit and equity components. He is currently a member of the American College of Healthcare Executives and serves on the Board of Advisors for dB Diagnostics Systems. Mr. Kanfer’s investment management experience includes working in various managerial and senior analyst roles, most notably for Arrowgrass Capital Partners, TPG-Axon Capital, JANA Partners, and SAC Capital. Prior to working on the buy-side, Mr. Kanfer was a Vice President at Goldman, Sachs & Co., and previously worked in the healthcare industry in multiple consulting and operations capacities. He received an M.P.H. from the University of Massachusetts at Amherst and a B.A. in history from Yeshiva University.

“We thank SongYi for his tremendous guidance, generosity and commitment during his tenure as a board member. As an early investor in Athenex, SongYi’s insights were invaluable, as we transformed from a very early-stage company to one with late stage clinical assets and multiple technology platforms in oncology,” added Dr. Lau.

Mr. Zhang commented, “I have great respect for Athenex and the management team, and have appreciated my term on the Board. Having participated in early investments in Athenex and watched Athenex mature from pre-IPO to a robust public company with a versatile product pipeline, I firmly believe that the Company is well on its way to realizing its vision of bringing more safe, effective, and tolerable treatments to cancer patients. I wish Athenex continued progress in developing its impressive clinical stage assets and creating a path for commercialization.”

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on non-absorbed P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; and multiple locations in Chongqing, China. For more information, please visit www.athenex.com.

CONTACTS

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Tel: +1 716-427-2952

Direct: +1 212-915-2564

Athenex, Inc.:

Randoll Sze

Chief Financial Officer

Email: randollsze@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com